Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2016 Results

DALLAS, Texas - (Business Wire) - August 3, 2016 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today reported results for the second quarter 2016, which ended on July 3, 2016.

Select second quarter 2016 results as compared to the second quarter 2015 include:

•	Total revenues increased 5.6% to $181.5 million;

•
Comparable restaurant sales at Pollo Tropical decreased 1.4% and comparable guest traffic decreased 2.6%, including the impact of sales cannibalization that negatively impacted comparable restaurant transaction growth by approximately 2.0%;

•
Comparable restaurant sales at Taco Cabana decreased 3.8% and comparable guest traffic decreased 5.5%, including the impact of weather that negatively impacted comparable restaurant transaction growth by approximately 1.0%;

•	Eleven Company-owned Pollo Tropical and two Company-owned Taco Cabana restaurants were opened;

•	Net income decreased $2.3 million to $8.9 million, or $0.33 per diluted share, compared to the prior year period of net income of $11.2 million, or $0.42 per diluted share; and

•
Adjusted net income decreased $2.0 million to $9.2 million, or $0.34 per diluted share, compared to the prior year period of adjusted net income of $11.2 million, or $0.42 per diluted share (see non-GAAP reconciliation table below).

Fiesta President and Chief Executive Officer Tim Taft commented, “Although we had a challenging first half to 2016 given industrywide softness, oil-related economic pressure affecting both brands in Texas, investment spending in new markets, and the negative impact of expected cannibalization, the second quarter was further pressured by severe rainstorms and flooding in Texas which hurt both sales and profitability.”

Taft added, “As we look to the second half of 2016, our mission is to strengthen our sales and margin trajectory through several initiatives as we navigate a challenging consumer environment. Effective media spending to further build brand awareness is already benefiting newer media markets such as San Antonio and Nashville and we are encouraged by early traction in Atlanta, where we launched media in June. We are also moving forward with accentuating our value proposition, testing our new loyalty platforms, implementing third party delivery in select markets, and enhancing our catering capabilities at both brands.”

Second Quarter 2016 Financial Review

Consolidated Results

Total revenues increased 5.6% to $181.5 million from $171.9 million compared to the prior year period due primarily to 37 net Company-owned restaurant openings. Comparable restaurant sales decreased 1.4% at Pollo Tropical compared to a 4.3% gain in the prior year period and decreased 3.8% at Taco Cabana compared to a 5.6% gain in the prior year period.

Cost of sales as a percentage of restaurant sales improved 150 basis points compared to the prior year period due primarily to favorable chicken and other commodity costs and successful implementation of supply chain management initiatives.

Restaurant wages and related expenses as a percentage of restaurant sales increased 130 basis points compared to the prior year period due primarily to higher labor costs, including the impact of new Company-owned restaurants, sales deleverage and the addition of restaurant managers that will be deployed to new restaurants opening later in the year.

Other restaurant operating expenses as a percentage of restaurant sales increased 90 basis points compared to the prior year period due primarily to higher repair and maintenance costs, higher insurance costs, higher real estate taxes and sales deleverage.

Restaurant rent expense as a percentage of restaurant sales increased 30 basis points compared to the prior year period due primarily to new restaurants, which generally have higher rent, and sales deleverage.

General and administrative expenses increased $0.6 million to $14.3 million compared to the prior year period. General and administrative expenses for the second quarter 2016 included $0.4 million in severance and relocation costs associated with transitioning our Pollo Tropical headquarters from Miami, Florida to Dallas, Texas. As a percentage of revenues, general and administrative expenses were flat compared to the prior year period due primarily to increased sales and lower incentive based compensation costs.

The provision for income taxes was derived using an estimated annual effective tax rate for 2016 of 36.5% which was lower than the prior year period rate of 38.3%. In December 2015, the Work Opportunity Tax Credit was retroactively reinstated for 2015 and prospectively for 2016 through 2019.

Net income decreased $2.3 million to $8.9 million, or $0.33 per diluted share, compared to net income of $11.2 million, or $0.42 per diluted share, in the prior year period.

Adjusted net income, a non-GAAP financial measure, decreased $2.0 million to $9.2 million, or $0.34 per diluted share, compared to adjusted net income of $11.2 million, or $0.42 per diluted share, in the prior year period (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 13.7% to $101.9 million compared to the prior year period due primarily to 36 net Company-owned restaurant openings. Comparable restaurant sales decreased 1.4% during the quarter, which included a 2.6% decrease in comparable guest traffic and a 1.2% increase in average check. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant transaction growth by approximately 2.0%. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 1.0%. On a two-year basis, quarterly comparable restaurant sales grew 2.9%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, decreased 11.8% to $14.0 million compared to the prior year period (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales decreased 3.4% to $79.0 million compared to the prior year period due primarily to a comparable restaurant sales decrease of 3.8%. The decrease in comparable restaurant sales resulted from a 5.5% decrease in comparable guest traffic and a 1.7% increase in average check. Severe weather negatively impacted comparable restaurant transaction growth by approximately 1.0%. Average check was driven by menu price increases that positively impacted restaurant sales by 2.4%. On a two-year basis, quarterly comparable restaurant sales grew 1.8%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, decreased 4.8% to $10.6 million compared to the prior year period (see non-GAAP reconciliation table below).

Restaurant Development

During the second quarter 2016, Fiesta opened 11 Company-owned Pollo Tropical restaurants including six in Texas, three in Florida, and two in Georgia, as well as two Company-owned Taco Cabana restaurants in Texas.

As of July 3, 2016, Fiesta had 172 Company-owned Pollo Tropical restaurants, 164 Company-owned Taco Cabana restaurants, 37 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guatemala, Honduras, Panama, Trinidad & Tobago and Venezuela and seven franchised Taco Cabana restaurants in the U.S.

Full Year 2016 Outlook

The Company will continue to provide a limited, updated set of operating targets for 2016 which do not include any impact or costs related to the potential separation transaction, including severance and relocation costs associated with transitioning our Pollo Tropical headquarters from Miami, Florida to Dallas, Texas. Based on current information, we are revising our projections for the full year 2016 for the following items:

•	Comparable restaurant sales are now expected to be between -3% to -1% at Taco Cabana;

•	Comparable restaurant sales are now expected to be between -1% and +1% at Pollo Tropical; and

•	General and administrative expenses are now expected to be $54 to $57 million.

Previously communicated 2016 projections that remain unchanged include:

•	Cost of sales improvement of approximately 100 basis points at Taco Cabana and approximately 180 basis points at Pollo Tropical, both as a percent of brand restaurant sales

•	Depreciation and amortization of $36 to $38 million;

•	An effective tax rate of 36% to 37%;

•	Company-owned restaurant openings of 30 to 34 Pollo Tropical and up to four Taco Cabana restaurants; and

•	Capital expenditures of $90 to $100 million.

Investor Conference Call Today

President and Chief Executive Officer Tim Taft and Senior Vice President and Chief Financial Officer Lynn Schweinfurth will host a conference call to review second quarter 2016 results today at 4:45 p.m. ET.

The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Wednesday, August 10, 2016, and can be accessed by dialing 858-384-5517. The passcode is 13641185.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, including, without limitation, any statements relating to the proposed separation transaction, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JULY 3, 2016 AND JUNE 28, 2015
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Six months ended (a)
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Revenues:
Restaurant sales	$180,835	$171,268	$356,774	$334,326
Franchise royalty revenues and fees	697	632	1,435	1,449
Total revenues	181,532	171,900	358,209	335,775
Costs and expenses:
Cost of sales	54,607	54,223	108,657	105,346
Restaurant wages and related expenses (b)	46,981	42,383	92,033	82,973
Restaurant rent expense	9,113	8,048	18,034	16,055
Other restaurant operating expenses	24,263	21,362	46,651	41,221
Advertising expense	7,006	5,144	14,001	10,698
General and administrative expenses (b) (c)	14,253	13,624	28,101	27,388
Depreciation and amortization	8,625	7,401	16,961	14,248
Pre-opening costs	2,016	1,211	3,198	2,162
Impairment and other lease charges	82	—	94	94
Other expense (income) (d)	10	(142)	(238)	(514)
Total operating expenses	166,956	153,254	327,492	299,671
Income from operations	14,576	18,646	30,717	36,104
Interest expense	535	414	1,093	852
Income before income taxes	14,041	18,232	29,624	35,252
Provision for income taxes	5,125	6,983	10,813	13,502
Net income	$8,916	$11,249	$18,811	$21,750
Basic net income per share	$0.33	$0.42	$0.70	$0.81
Diluted net income per share	$0.33	$0.42	$0.70	$0.81
Basic weighted average common shares outstanding	26,654,280	26,490,673	26,629,999	26,462,919
Diluted weighted average common shares outstanding	26,660,269	26,497,658	26,636,145	26,470,130

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six month periods ended July 3, 2016 and June 28, 2015 each included 13 and 26 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $40 and $40 for the three month periods ended July 3, 2016 and June 28, 2015, respectively, and $76 and $107 for the six month periods ended July 3, 2016 and June 28, 2015, respectively. General and administrative expenses include stock-based compensation expense of $1,218 and $1,055 for the three month periods ended July 3, 2016 and June 28, 2015, respectively, and $2,193 and $1,929 for the six month periods ended July 3, 2016 and June 28, 2015, respectively.

(c) General and administrative expenses for the three and six months ended July 3, 2016 include $47 and $748, respectively, in costs related to the proposed separation transaction, $346 in severance and office relocation costs for the three and six months ended July 3, 2016 and a $350 reduction in estimated settlement charges related to a class action litigation for the six months ended July 3, 2016.

(d) Other expense (income) for the six months ended July 3, 2016 includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding. Other (income) expense for the three months ended June 28, 2015 primarily includes expected business interruption insurance proceeds related to a Pollo Tropical location that was temporarily closed due to a fire, and for the six months ended June 28, 2015 also includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease as a result of an eminent domain proceeding.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	July 3, 2016	January 3, 2016

Assets
Cash	$4,809	$5,281
Other current assets	21,815	25,957
Property and equipment, net	274,960	248,992
Goodwill	123,484	123,484
Deferred income taxes	8,497	8,497
Deferred financing costs, net	764	918
Other assets	2,546	2,516
Total assets	$436,875	$415,645

Liabilities and Stockholders' Equity
Current liabilities	$47,165	$46,305
Long-term debt, net of current portion	69,498	72,612
Lease financing obligations	1,663	1,663
Deferred income sale-leaseback of real estate	29,036	30,086
Other liabilities	24,532	20,997
Total liabilities	171,894	171,663
Stockholders' equity	264,981	243,982
Total liabilities and stockholders' equity	$436,875	$415,645

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Segment revenues:
Pollo Tropical	$102,387	$90,046	$201,870	$177,616
Taco Cabana	79,145	81,854	156,339	158,159
Total revenues	$181,532	$171,900	$358,209	$335,775

Change in comparable restaurant sales (a):
Pollo Tropical	(1.4)%	4.3%	(0.7)%	5.4%
Taco Cabana	(3.8)%	5.6%	(1.2)%	4.7%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$689	$729	$1,405	$1,466
New restaurants (c)	422	498	817	1,006
Total Company-owned (d)	614	672	1,237	1,358
Taco Cabana
Comparable restaurants (b)	$485	$504	$961	$966
New restaurants (c)	489	355	950	695
Total Company-owned (d)	485	499	961	957

Income before income taxes:
Pollo Tropical	$7,636	$10,908	$17,305	$22,498
Taco Cabana	6,452	7,324	13,067	12,754

Adjusted EBITDA (e):
Pollo Tropical	$13,993	$15,862	$29,741	$31,873
Taco Cabana	10,605	11,138	20,810	20,095

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$23,443	$23,623	$46,869	$47,151
Taco Cabana	15,462	16,525	30,605	30,989

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Six months ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Company-owned restaurant openings:
Pollo Tropical	11	6	17	12
Taco Cabana	2	1	2	1
Total new restaurant openings	13	7	19	13

Company-owned restaurant closings:
Pollo Tropical	—	—	—	—
Taco Cabana	—	(2)	—	(5)
Net change in restaurants	13	5	19	8

Number of Company-owned restaurants:
Pollo Tropical	172	136	172	136
Taco Cabana	164	163	164	163
Total Company-owned restaurants	336	299	336	299

Number of franchised restaurants:
Pollo Tropical	37	35	37	35
Taco Cabana	7	6	7	6
Total franchised restaurants	44	41	44	41

Total number of restaurants:
Pollo Tropical	209	171	209	171
Taco Cabana	171	169	171	169
Total restaurants	380	340	380	340

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	July 3, 2016		June 28, 2015
		(a)		(a)
Pollo Tropical:
Restaurant sales	$101,879		$89,569
Cost of sales	32,266	31.7%	30,094	33.6%
Restaurant wages and related expenses	23,980	23.5%	19,251	21.5%
Restaurant rent expense	4,825	4.7%	3,820	4.3%
Other restaurant operating expenses	13,701	13.4%	10,893	12.2%
Advertising expense	3,685	3.6%	1,904	2.1%
Depreciation and amortization	5,428	5.3%	4,340	4.8%
Pre-opening costs	1,795	1.8%	1,144	1.3%
Impairment and other lease charges	—	—%	—	—%

Taco Cabana:
Restaurant sales	$78,956		$81,699
Cost of sales	22,341	28.3%	24,129	29.5%
Restaurant wages and related expenses	23,001	29.1%	23,132	28.3%
Restaurant rent expense	4,288	5.4%	4,228	5.2%
Other restaurant operating expenses	10,562	13.4%	10,469	12.8%
Advertising expense	3,321	4.2%	3,240	4.0%
Depreciation and amortization	3,197	4.0%	3,061	3.7%
Pre-opening costs	221	0.3%	67	0.1%
Impairment and other lease charges	82	0.1%	—	—%

	Six months ended
	July 3, 2016		June 28, 2015
		(a)		(a)
Pollo Tropical:
Restaurant sales	$200,785		$176,458
Cost of sales	63,870	31.8%	58,633	33.2%
Restaurant wages and related expenses	46,876	23.3%	38,005	21.5%
Restaurant rent expense	9,469	4.7%	7,469	4.2%
Other restaurant operating expenses	26,293	13.1%	20,982	11.9%
Advertising expense	7,447	3.7%	4,262	2.4%
Depreciation and amortization	10,706	5.3%	8,079	4.6%
Pre-opening costs	2,909	1.4%	2,014	1.1%
Impairment and other lease charges	—	—%	—	—%

Taco Cabana:
Restaurant sales	$155,989		$157,868
Cost of sales	44,787	28.7%	46,713	29.6%
Restaurant wages and related expenses	45,157	28.9%	44,968	28.5%
Restaurant rent expense	8,565	5.5%	8,586	5.4%
Other restaurant operating expenses	20,358	13.1%	20,239	12.8%
Advertising expense	6,554	4.2%	6,436	4.1%
Depreciation and amortization	6,255	4.0%	6,169	3.9%
Pre-opening costs	289	0.2%	148	0.1%
Impairment and other lease charges	94	0.1%	94	0.1%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$23,443	$23,623	$46,869	$47,151
Taco Cabana	15,462	16,525	30,605	30,989
Consolidated	38,905	40,148	77,474	78,140
Add:
Franchise royalty revenue and fees	697	632	1,435	1,449
Less:
Pre-opening costs	2,016	1,211	3,198	2,162
General and administrative (excluding stock-based compensation expense of $1,218, $1,055, $2,193, and $1,929, respectively)	13,035	12,569	25,908	25,459
Adjusted EBITDA:
Pollo Tropical	13,993	15,862	29,741	31,873
Taco Cabana	10,605	11,138	20,810	20,095
Fiesta	(47)	—	(748)	—
Consolidated	24,551	27,000	49,803	51,968
Less:
Depreciation and amortization	8,625	7,401	16,961	14,248
Impairment and other lease charges	82	—	94	94
Interest expense	535	414	1,093	852
Provision for income taxes	5,125	6,983	10,813	13,502
Stock-based compensation expense	1,258	1,095	2,269	2,036
Other expense (income)	10	(142)	(238)	(514)
Net income	$8,916	$11,249	$18,811	$21,750

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges, gain on condemnation, separation costs, severance and office relocation costs, and legal settlements and related costs. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)				(unaudited)
	Three months ended				Six months ended
	July 3, 2016		June 28, 2015		July 3, 2016		June 28, 2015
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$8,916	$0.33	$11,249	$0.42	$18,811	$0.70	$21,750	$0.81
Add (each net of tax effect):
Impairment and other lease charges (a)	52	—	—	—	60	—	58	—
Gain on condemnation (b)	7	—	(5)	—	(143)	(0.01)	(234)	(0.01)
Separation costs (c)	30	—	—	—	475	0.02	—	—
Severance and office relocation costs (d)	220	0.01	—	—	220	0.01	—	—
Legal settlements and related costs (e)	—	—	—	—	(222)	(0.01)	—	—
Adjusted net income	$9,225	$0.34	$11,244	$0.42	$19,201	$0.71	$21,574	$0.80

(a) Impairment and other lease charges are presented net of a tax benefit of $30 for the three months ended July 3, 2016 and $34 and $36 for the six months ended July 3, 2016 and June 28, 2015, respectively.

(b) Gain on condemnation for the six months ended July 3, 2016 includes additional proceeds related to a location that closed in 2015 as a result of an eminent domain proceeding. Gain on condemnation for the six months ended June 28, 2015 primarily includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of a lease as a result of an eminent domain proceeding. Gain on condemnation for each period is presented net of a tax benefit of $3 for the three months ended July 3, 2016, and net of tax expense of $3 for the three months ended June 28, 2015 and $83 and $145 for the six months ended July 3, 2016 and June 28, 2015, respectively.

(c) Separation costs for the six months ended July 3, 2016 include advisory fees related to the proposed separation transaction and is presented net of a tax benefit of $17 and $273 for the three and six months ended July 3, 2016, respectively.

(d) Severance and office relocation costs for the three and six months ended July 3, 2016 include severance and relocation costs associated with transitioning our Pollo Tropical headquarters from Miami, Florida to Dallas, Texas and is presented net of a tax benefit of $126 for the three and six months ended July 3, 2016.

(e) Legal settlements and related costs for the six months ended July 3, 2016 include a reduction in estimated costs for a legal settlement that was paid during the first quarter. Legal settlements and related costs are presented net of tax expense of $128 for the six months ended July 3, 2016.